EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-101645 and 333-101295) and Form S-4 (No. 333-101264) of Comcast
Corporation (formerly AT&T Comcast Corporation) of our report dated February 5, 2002 (July 30, 2002 as to Note 14 and December 6, 2002 as to Note 15) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001) related to the financial statements of Comcast Holdings Corporation (formerly known as Comcast Corporation), which appears in this Current Report on Form 8-K/A.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Philadelphia, Pennsylvania
December 10, 2002